Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS

SECOND QUARTER 2011 RESULTS

Dallas, Texas, July 27, 2011 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2011 results:  Revenues decreased to $36.8 million from $37.9 million in the comparable prior year quarter, a decrease of $1.1 million, or 2.9%.  Revenues from the Company’s lime and limestone operations in the second quarter 2011 decreased $2.8 million, or 7.7%, to $33.4 million from $36.2 million in the comparable 2010 quarter, while revenues from its natural gas interests increased $1.7 million, or 94.8%, to $3.5 million from $1.8 million in the comparable prior year quarter.  For the six months ended June 30, 2011, revenues decreased to $69.9 million from $71.5 million in the comparable 2010 period, a decrease of $1.6 million, or 2.3%.  Revenues from the Company’s lime and limestone operations in the first six months 2011 decreased $4.0 million, or 6.0%, to $63.6 million from $67.6 million in the comparable 2010 period, while revenues from its natural gas interests increased $2.4 million, or 61.7%, to $6.3 million from $3.9 million in the comparable prior year period.  The decrease in lime and limestone revenues in the second quarter 2011 as compared to last year’s comparable quarter primarily resulted from decreased sales volumes of the Company’s lime products due to reduced demand, principally from its highway construction and oil and gas services customers, partially offset by slightly increased prices realized for the Company’s lime and limestone products.  For the first six months 2011 compared to the first six months 2010, lime and limestone revenues decreased primarily due to reduced demand from the Company’s oil and gas services and steel customers, partially offset by slightly increased prices realized for the Company’s lime and limestone products.

Production volumes from the Company’s natural gas interests for the second quarter 2011 totaled 340 thousand MCF from 37 wells, sold at an average price of $8.75 per MCF, compared to 229 thousand MCF from 30 wells, sold at an average price of $7.75 per MCF, in the comparable 2010 quarter. Production volumes for the first half 2011 from natural gas interests totaled 743 thousand MCF sold at an average price of $7.85 per MCF, compared to the first half 2010 when 465 thousand MCF was produced and sold at an average price of $8.40 per MCF.  Average price per MCF improved in the second quarter 2011 compared to the second quarter 2010 primarily because of increased prices for natural gas liquids contained in the Company’s natural gas, which is attributable to the increase in the price of crude oil over the same periods.  For the first half 2011, average price received per MCF was lower compared to the first half 2010 because of lower natural gas prices in the first quarter 2011, partially offset by increased prices for natural gas liquids.  In the 2011 periods, the increase in production volumes resulted from seven new wells completed during the second half 2010, partially offset by the normal declines in production rates on wells completed prior to 2010.  Revenues in the 2011 periods from the Company’s natural gas interests also included $487 thousand received during the second quarter 2011 due to the resolution of certain royalty ownership issues on unitized natural gas wells.

The Company reported net income of $5.8 million ($0.90 per share diluted) in the second quarter 2011, compared to net income of $5.7 million ($0.88 per share diluted) in the second quarter 2010, an increase of $132 thousand, or 2.3%.  For the first half 2011, net income increased by $284 thousand, or 2.8%, to $10.6 million ($1.65 per share diluted), compared to $10.3 million ($1.61 per share diluted) for the first half 2010.

The Company’s gross profit was $10.4 million for the second quarter 2011, compared to $10.6 million in the comparable 2010 quarter, a decrease of $160 thousand, or 1.5%. Gross profit for the first six months 2011 was $19.8 million, a decrease of $268 thousand, or 1.3%, from $20.1 million in the first six months 2010.  Included in gross profit for the second quarter and first half 2011 were $7.8 million and $15.4 million, respectively, from the Company’s lime and limestone operations, compared to $9.3 million and $17.2 million, respectively, in the comparable 2010 periods.  The reduced gross profits for the Company’s lime and limestone operations in the second quarter and first half 2011 resulted primarily from the decreased revenues and a decline in gross profit margins as a percentage of revenues, compared to the comparable 2010 periods.  The declines in gross profit margins were primarily due to reduced sales volumes and increased operating expenses, primarily for labor and benefits and fuel and other petroleum related costs.

Gross profit from the Company’s natural gas interests increased to $2.6 million and $4.5 million for the second quarter and first half 2011, respectively, from $1.3 million and $2.9 million, respectively, in the comparable 2010 periods, primarily due to the increase in revenues compared to the comparable prior year periods and the proceeds from the resolution of royalty ownership issues.  Three new natural gas wells drilled in 2010 pursuant to the Company’s lease agreement were completed as producing wells at the end of June 2011.

“Comparing the second quarter 2011 to last year’s second quarter, we had a decline in demand for our lime products and increased costs which negatively impacted our gross profit and gross profit margin from our lime and limestone operations,” said Timothy W. Byrne, President and Chief Executive Officer.  “However, steel demand improved in the second quarter 2011, compared to the first quarter 2011 and we are beginning to see improved highway construction demand for our products in July.”  Mr. Byrne added, “Due to the production from our seven new wells, as well as the anticipated production from the three additional wells that were completed at the end of June, we expect to continue to see improved gross profit and cash flows from our natural gas interests.”

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, oil and gas services, aluminum, paper, glass, roof shingle and agriculture industries and utilities and other industries requiring scrubbing of emissions for environmental purposes.  The Company is headquartered in Dallas, Texas and operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

UNITED STATES LIME & MINERALS, INC.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
INCOME STATEMENTS

Revenues
Lime and limestone operations	$33,382	$36,151	$63,584	$67,632
Natural gas interests	3,458	1,775	6,322	3,909
Total	$36,840	$37,926	$69,906	$71,541
Gross profit	$10,399	$10,559	$19,811	$20,079
Operating profit	$8,318	$8,614	$15,545	$15,769

Interest expense	627	666	1,280	1,320
Other income, net	(42)	(44)	(63)	(46)
Income tax expense	1,938	2,329	3,719	4,170

Net income	$5,795	$5,663	$10,609	$10,325
Income per share of common stock:
Basic	$0.90	$0.88	$1.65	$1.61
Diluted	$0.90	$0.88	$1.65	$1.61

Weighted-average shares outstanding:
Basic	6,417	6,401	6,415	6,399
Diluted	6,433	6,418	6,432	6,416

	June 30,	December 31,
	2011	2010
BALANCE SHEETS
Assets:
Current assets	$74,819	$61,887
Property, plant and equipment, net	122,641	126,237
Other assets, net	330	374
Total assets	$197,790	$188,498

Liabilities and Stockholders’ Equity:
Current liabilities	$15,213	$15,711
Debt, excluding current installments	29,166	31,666
Deferred tax liabilities, net	10,347	8,933
Other liabilities	3,747	3,894
Stockholders’ equity	139,317	128,294
Total liabilities and stockholders’ equity	$197,790	$188,498

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